     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1997.
                                                   REGISTRATION NO. 333____.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                         MARKETING SERVICES GROUP, INC.
               (Exact name of Registrant as specified in charter)

              Nevada                                       88-0085608
   ------------------------------                      ----------------------
  (State or other jurisdiction of                        (I.R.S. Employer
   incorporation of organization)                      Identification Number)

       400 Corporate Pointe, Suite 780, Culver City, California 90230-7615
                    (Address of Principal Executive Offices)

              Marketing Services Group, Inc. 1991 Stock Option Plan
                                       And
                        An Executive Employment Agreement
                            (Full title of the Plans)

                                Scott A. Anderson
       400 Corporate Pointe, Suite 780, Culver City, California 90230-7615
                     (Name And Address Of Agent For Service)
                                 (310) 342-2800
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                Alan I. Annex, Esq., Camhy Karlinsky & Stein LLP
               1740 Broadway, 16th Floor, New York, NY 10019-4315


                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
Title of Securities    Amount to be      Proposed maximum offering    Proposed maximum aggregate   Amount of
to be registered       registered(1)     price per share(2)           offering price(2)            registration fee
---------------------------------------------------------------------------------------------------------------------
Common stock, $0.01
par value per share       3,991,562            $2.00 - $16.00                 $11,308,756              $3,426.90
---------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers (i) the remaining 2,991,562 shares authorized to be issued under the Marketing Services Group, Inc. 1991 Stock Option Plan (the "Plan") including options granted for 1,981,087 shares which are currently outstanding at exercise prices ranging from $2.00 per share to $16.00 per share and options for 1,010,475 shares which are available for grant, and (ii) 1,000,000 shares authorized to be issued under an Executive Employment Agreement.

(2) Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per Common Share subject to outstanding options ("Options") issued pursuant to the Plan has been calculated on the basis of the average exercise price of outstanding Options, and the proposed maximum offering price per Common Share available for grant under the Plan that are not subject to outstanding Options has been calculated on the basis of the average high and low price per Common Share, as reported by Nasdaq on July 2, 1997.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by Marketing Services Group, Inc., a Nevada Corporation, ("MSGI" or the "Company"), are incorporated herein by reference.

     (a) Annual report filed on Form 10-K for the fiscal year ended June 30, 1996, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ( the "Exchange Act").
     (b) Quarterly report on Form 10-QSB for the nine months ended March 31, 1997.
     (c) Quarterly report on Form 10-QSB for the six months ended December 31, 1996.
     (d) Quarterly report on Form 10-QSB for the three months ended September 30, 1996.
     (e) Current report on Form 8-K filed on July 2, 1997 regarding change of the Company's name.
     (f) Current report on Form 8-K filed on November 26, 1996 regarding recapitalization of the Company's capital stock.
     (g) Current report on Form 8-K filed on October 11, 1996 regarding the acquisition of Metro Services Group, Inc., as amended on November 1, 1996.
     (h) Current report on Form 8-K filed on August 29, 1996 regarding the sale of its undeveloped land in Laughlin, Nevada, for $952,000.
     (i) Report on Form 8-A filed on January 15, 1997 regarding registering the Company's Common Stock on the Boston Stock Exchange.
     (j) The description of MSGI's common stock, $0.01 par value per share (the "Common Stock"), which is contained in MSGI's registration statement filed under the Securities Act on Form SB-2 on October 17, 1996.

         In addition, all documents filed by MSGI with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4.  Description Of Securities

         Not applicable.

Item 5. Interests of Named Experts and Counsel

         The validity of the Common Stock offered hereby has been passed upon for the Company by Lionel Sawyer & Collins, Las Vegas, Nevada.

Item 6.  Indemnification Of Directors And Officers

         The Restated Articles provide that Directors and officers of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a Director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of the provisions of Chapter 78 of the NRS. The Restated Articles further provide that, if the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of Directors and officers, then the liability of a Director or officer of the Company shall be eliminated or limited to the full extent permitted by the NRS. Any repeal or modification of all or any portion of the limitation on liability contained in the Restated Articles by the stockholders of the Company shall not adversely affect any right or protection of a Director or officer of the Company with respect to any acts or omissions occurring prior to the time of such repeal or modification.

         The By-Laws provide for indemnification of the officers and Directors of the Company, as the case may be, against any liability, cost or expense incurred by such Director or officer by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, except to the extent that such indemnification is prohibited by Chapter 78 of the NRS.

         Section 78.751 of the NRS provides that a corporation may, and in certain cases, must, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than certain actions by, or in right of, the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, and, in the case of a non-derivative action, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, in connection with the action, suit or proceeding, if, in either type of action, such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that such person's conduct was unlawful.

         Indemnification may not be made, in a derivative action, for any claim, issue or matter as to which such a person had been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless, and only to the extent that, the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The Company's By-Laws provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred, and in advance of the final disposition of the action, upon receipt of an undertaking by, or on behalf of, the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation, unless ordered by a court or advanced (as described above), any indemnification must be made by the corporation, only as authorized in the specific case, upon a determination that the indemnification of the Director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, or by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding. If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, or if a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, the determination must be made by independent legal counsel in a written opinion.

         Insofar as indemnification for Directors, officers and controlling persons of the Company with respect to liabilities arising under the Securities Act may be granted pursuant to the provisions described above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed

         Not applicable

Item 8.  Exhibits

         Exhibit No.
         -----------
             4.1    The Marketing Services Group, Inc. 1991 Stock Option Plan
             4.2    Executive Employment Agreement
             5.1    Opinion of Lionel Sawyer & Collins
            23.1 Consent of Lionel Sawyer & Collins (contained in the Opinion filed as Exhibit 5.1)
            23.2    Consent of Coopers & Lybrand, LLP

Item 9.  Undertakings

         1.  MSGI hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act, each filing of MSGI's Annual report pursuant to
             Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MSGI pursuant to the foregoing provisions, or otherwise, MSGI has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MSGI of expenses incurred or paid by a director, officer or controlling person of MSGI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MSGI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Culver City, State of California, on July 2, 1997.


                                                 MARKETING SERVICES GROUP, INC.


                                                 By: /s/ J. Jeremy Barbera
                                                   ----------------------------
                                                    J. JEREMY BARBERA
                                                    CHAIRMAN OF THE BOARD AND
                                                    CHIEF EXECUTIVE OFFICER


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 2, 1997.

            Signature                            Title
            ---------                            -----

   /s/ J. Jeremy Barbera       Chairman Of The Board And Chief Executive Officer
-----------------------------  (Principal Executive Officer)
   J. JEREMY BARBERA


     /s/ Scott Anderson        Chief Financial Officer (Principal Financial And
-----------------------------  Accounting Officer)
    SCOTT ANDERSON


    /s/ Alan I. Annex          Director
-----------------------------
    ALAN I. ANNEX


  /s/ S. James Coppersmith     Director
-----------------------------
  S. JAMES COPPERSMITH


     /s/ Seymour Jones         Director
-----------------------------
     SEYMOUR JONES


  /s/ C. Anthony Wainwright    Director
-----------------------------
  C. ANTHONY WAINWRIGHT